150 W 4th Ave
Vancouver, BC V5Y 1G6
T 1. 604.559.9005
abcellera.com

NEWS RELEASE

AbCellera Appoints Dr. Lynn Seely to its Board of Directors

2026-07-06

VANCOUVER, British Columbia--(BUSINESS WIRE)-- **AbCellera** (Nasdaq: ABCL) today announced the appointment of Lynn Seely, M.D., to its Board of Directors as an independent director.

"Dr. Seely is a respected executive leader with a proven track record of successfully developing new medicines in endocrinology, oncology, and women's health. I am pleased to welcome her to AbCellera's Board of Directors and look forward to having her on our team," said Carl Hansen, Ph.D., founder and CEO of AbCellera.

Dr. Seely's experience as a biopharmaceutical executive and board member includes an extensive background in strategic, clinical, and commercial execution, which are highly relevant to AbCellera's work in discovering and developing impactful antibody-based medicines. Dr. Seely currently serves as president and CEO of Lyell Immunopharma Inc., a late-stage clinical company advancing a pipeline of next-generation CAR T-cell therapies for patients with hematologic malignancies and solid tumors. Prior to Lyell, she was president, CEO, board member, and first employee of Myovant Sciences Inc., where she successfully commercialized innovative therapies for women's and men's health, including Myfembree® (relugolix, estradiol, and norethindrone acetate) and Orgovyx® (relugolix). Dr. Seely also served as the chief medical officer of Medivation Inc., where she led the clinical development of the oncology drug Xtandi® (enzalutamide) from first-in-human trials through global approvals, prior to its $14 billion acquisition by Pfizer Inc.

"I look forward to serving on AbCellera's Board of Directors as the Company advances its mission of discovering

1

and developing first-in-class antibody-based medicines," said Dr. Seely. "AbCellera is well positioned for growth as it moves multiple product candidates, developed by its exceptional research team and designed to bring meaningful new treatments to patients, into early- and late-stage clinical development."

Dr. Seely currently serves on the Board of Managers of Life Science Cares Bay Area. She previously served as the lead independent director for Blueprint Medicines Corp. prior to its $9.1 billion acquisition by Sanofi, and was a member of the Board of Managers for TORL BioTherapeutics LLC.

Dr. Seely received her M.D. from the University of Oklahoma College of Medicine. She completed her residency and served as chief resident in internal medicine at Yale-New Haven Hospital, and completed a basic science and clinical fellowship in endocrinology and metabolism at the University of California, San Diego.

About AbCellera Biologics Inc.

AbCellera (Nasdaq: ABCL) is a clinical-stage biotechnology company focused on discovering and developing first-in-class antibody-based medicines in the areas of endocrinology, women's health, immunology, oncology, and more. For more information, please visit **www.abcellera.com**.

Inquiries

Media: Tiffany Chiu; **media@abcellera.com**, +1(236)521-6774
Partnering: Murray McCutcheon, Ph.D.; **partnering@abcellera.com**, +1(604)559-9005
Investor Relations: Peter Ahn; **ir@abcellera.com**, +1(778)729-9116

Source: AbCellera Biologics Inc.

2